Exhibit 99.1

For Immediate Release

   NEWS RELEASE

Contacts:

Gastar Exploration Inc.

Michael A. Gerlich, Chief Financial Officer

713-739-1800 / mgerlich@gastar.com

Investor Relations Counsel:
Lisa Elliott, Dennard▪Lascar Associates:                                                 713-529-6600 / lelliott@DennardLascar.com

Gastar Exploration Inc. Declares Special Cash Dividends on 8.625% Series A Preferred Stock and 10.75% Series B Preferred Stock;

Enters Into Related Amendment of Credit Agreement

HOUSTON, January 10, 2016 -- Gastar Exploration Inc. (NYSE MKT: GST) ("Gastar") announced today that it has declared special cash dividends on its 8.625% Series A Preferred Stock ("Series A Preferred Stock") and its 10.75% Series B Preferred Stock ("Series B Preferred Stock") to pay in full all accumulated and unpaid cash dividends on both of its outstanding series of preferred stock. Due to covenant restrictions under its credit agreement, Gastar had previously suspended the payment of monthly cash dividends on both outstanding series of its preferred stock as of April 1, 2016. The total amount of the declared dividend payments is approximately $12.1 million.

The dividend on the Series A Preferred Stock and Series B Preferred Stock is payable on January 31, 2017 to holders of record at the close of business on January 20, 2017.

The Series A Preferred Stock January 2017 dividend payment will include all accumulated and unpaid dividends accrued since April 1, 2016 at an annualized 8.625% through the payment date, which is equivalent to $1.796875 per share, based on the $25.00 per share liquidation preference.  The Series A Preferred Stock is currently listed on the NYSE MKT and trades under the ticker symbol "GST.PRA."

The Series B Preferred Stock January 2017 dividend payment will include all accumulated and unpaid dividends accrued since April 1, 2016 at an annualized 10.75% through the payment date, which is equivalent to $2.239584 per share, based on the $25.00 per share liquidation preference.  The Series B Preferred Stock is currently listed on the NYSE MKT and trades under the ticker symbol "GST.PRB."

In connection with the dividend declaration, Gastar also announced that it has entered into an amendment of its credit agreement governing its revolving credit facility to, among other items, permit the limited payment of certain cash dividends on its preferred stock, including the dividends declared payable on January 31, 2017, provided that Gastar’s borrowing base will be correspondingly reduced in the amount of any such dividend payment and Gastar pays down its outstanding indebtedness in the amount of dividends paid. Gastar’s credit agreement had previously prohibited payment of cash dividends on preferred stock after March 31, 2016.

Under the amendment, payment of the declared January 2017 dividend and monthly preferred stock cash dividends through May 2017 is permitted contingent upon the satisfaction of certain conditions, including but not limited to (1)  the absence of any defaults or borrowing base deficiency, (2) having cash liquidity (including any available revolver borrowings) of more than $30 million, and (3) paying permitted dividends solely from proceeds received by Gastar from sales of equity since November 30, 2016 (including through the Company’s at-the-market sales program). There is no assurance, however, when or if Gastar will declare and pay further preferred stock dividends after January 31, 2017.

Under the credit agreement amendment, Gastar also agreed to pay down indebtedness under its revolving credit facility by at least an additional $8.1 million by April 30, 2017, which is anticipated to be paid out of proceeds received by such date from its previously announced sale of non-core Canadian County, Oklahoma oil and gas properties.

About Gastar Exploration

Gastar Exploration Inc. is a pure play Mid-Continent independent energy company engaged in the exploration, development and production of oil, condensate, natural gas and natural gas liquids. Gastar’s principal business activities include the identification, acquisition, and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves, such as shale resource plays. Gastar holds a concentrated acreage position in what is believed to be the core of the STACK Play, an area of central Oklahoma which is home to multiple oil and natural gas-rich reservoirs including the Meramec, Oswego, Osage, Woodford and Hunton formations. For more information, visit Gastar's website at www.gastar.com.

Forward Looking Statements

This news release includes "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance.  A statement identified by the use of forward looking words including "may," "expects," "projects," "anticipates," "plans," "believes," "estimate," "will," "should," and certain of the other foregoing statements may be deemed forward-looking statements.  Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.  These include risks inherent in natural gas and oil drilling and production activities, including risks with respect to continued low or further declining prices for natural gas and oil  that could result in further downward revisions to the value of proved reserves or otherwise cause Gastar to further delay or suspend planned drilling and completion operations or reduce production levels which would adversely impact cash flow; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and continued low or further declining prices for natural gas and oil; risks regarding Gastar's ability to meet financial covenants under its indenture or credit agreements or the ability to obtain amendments or waivers to effect such compliance; risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks relating to unexpected adverse developments in the status of properties; borrowing base redeterminations by our banks; risks relating to the absence or delay in receipt of government approvals or third-party consents; risks relating to our ability to integrate acquired assets with ours and to realize the anticipated benefits from such acquisitions; and other risks described in Gastar's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the SEC, available at the SEC's website at www.sec.gov.  Our actual sales production rates can vary considerably from tested initial production rates depending upon completion and production techniques and our primary areas of operations are subject to natural steep decline rates. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

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